UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

IRS PARTNERS NO. 19, L.P.
THE LEONETTI/O’CONNELL FAMILY FOUNDATION
M2O, INC.
THE MICHAEL F. O’CONNELL AND MARGO L. O’CONNELL REVOCABLE TRUST
MICHAEL F. O’CONNELL
LEGION PARTNERS ASSET MANAGEMENT, LLC
CHRISTOPHER S. KIPER
BRADLEY S. VIZI
ROGER H. BALLOU

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. and certain other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of stockholders (the “Annual Meeting”) of RCM Technologies, Inc.  The participants have made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its two director nominees.

On October 31, 2013, Legion Partners issued the following press release:

RCM TECHNOLOGIES, INC. EARNINGS UNDERSCORE NEED FOR CHANGE

RESULTS HIGHLIGHT ALARMING MULTI-YEAR DECLINE

Los Angeles – October 31, 2013 – Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. and certain other stockholders of RCM Technologies, Inc. (NASDAQ: RCMT), which has nominated two director nominees to the Board of Directors of RCM at the 2013 annual meeting of stockholders, said today that the financial results for the most recent quarter ended September 28, 2013 validates the need for change at RCM.

“While the headline results may seem somewhat encouraging, the multi-year declines in revenues and net income are disturbing,” said Bradley Vizi of Legion Partners.

RCM announced revenues of $41.3 million for the 13-week period ended September 28, 2013, a decline of over 24% from third-quarter revenues recorded in the same quarter in 2007.  The following table highlights the multi-year decline in third-quarter results at RCM:

	Fiscal Third Quarter Results
($ in millions)	2007	2008	2009	2010	2011	2012	2013
Revenue	$54.1	$51.6	$40.4	$37.5	$33.6	$34.8	$41.3
Gross profit	$13.4	$13.3	$11.3	$10.6	$9.1	$9.7	$10.7
Operating income	$2.8	$0.9	$0.9	$1.9	$0.7	$1.1	$1.8
Net income	$1.7	$0.6	$0.4	$1.2	$0.7	$0.6	$1.1

“We believe RCM’s multi-year declining trend in quarterly results demonstrates the need for new directors committed to providing the necessary oversight and focus on holding management accountable for poor performance,” said Mr. Vizi. “That is why we have nominated two new directors for election to the board at the 2013 annual meeting of stockholders.”  The group led by Legion Partners is the largest stockholder of RCM, with a collective ownership of 13.3%.

The stockholder group’s nominees are:

•
Roger H. Ballou, a retired executive with more than 30 years of industry experience, including almost a decade as the CEO of RCM’s closest public competitor, CDI Corp.  Mr. Ballou was also instrumental in turning around and building several businesses including Alamo Rent-a-Car and American Express’s Travel Services Group.

•
Bradley S. Vizi, a founder of Legion Partners and public and private equity investor whose activist investment background encompasses capital allocation, corporate governance, and executive compensation. Mr. Vizi represents the stockholder group led by Legion Partners with a combined ownership of 13.3%.

Mr. Vizi further commented: “Don’t be fooled by management’s attempt to paint a rosy picture of improving results.  We believe the only thing this team has delivered is prolific value destruction which has been well documented in RCM’s income statement over a long period.”

Mr. Vizi concluded: “Our nominees, with substantial ‘skin in the game,’ will be resolute to maximize the value of RCM for all stockholders.”

Legion Partners also announced today that stockholders would soon be receiving the stockholder group’s proxy materials and GOLD proxy card.  Legion Partners urges all stockholders to vote the GOLD proxy card to elect two truly independent directors who are firmly committed to representing the interests of all stockholders.

Contact:
Clifford A. Miller
(818) 973-4297

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners LLC
(212) 297-0720
(877) 869-0171 (toll-free)
info@okapipartners.com.

Source: Legion Partners Asset Management